EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference to this Registration Statement on Form S-8 pertaining to Worthington Industries, Inc. of our report dated February 23, 2006, with respect to the consolidated balance sheets of Worthington Armstrong Venture and subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of income, partners’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the May 31, 2006 Annual Report on Form 10-K of Worthington Industries, Inc.
/s/ KPMG LLP
Philadelphia, Pennsylvania
September 26, 2006